EXHIBIT 99.1

BabyUniverse Announces Acquisition of DreamTimeBaby.com

     FORT LAUDERDALE, September 13, 2005 /PRNewswire-FirstCall/ -- BabyUniverse, Inc. (Amex: BUN) today announced that it has acquired all of the outstanding stock of Huta Duna, Inc., which through its website, DreamTimeBaby.com, is a growing online retailer of brand name baby products.  While the acquired company offers a broad selection of baby products, DreamTimeBaby.com is primarily recognized for its focus on high quality baby bedding products.

     Consideration paid by BabyUniverse includes approximately $6.4 million in cash and 53,165 shares of BabyUniverse common stock.  The transaction closed on September 13, 2005.

     During the twelve months ended June 30, 2005, DreamTimeBaby generated in excess of $7 million in gross sales, compared to approximately $19 million generated by BabyUniverse over the same period.  During the twelve months ended June 30, 2005, DreamTimeBaby generated Operating Income in excess of $1 million, compared to an Operating Loss of $249,100 by BabyUniverse over the same period.  It is important to note that results for DreamTimeBaby have not been audited and, furthermore, that these results do not reflect the potential amortization impact of a required post-acquisition purchase price allocation.

     John C. Textor, the Chairman and CEO of BabyUniverse, said: “We are extremely pleased to announce this acquisition.  We have admired DreamTimeBaby as a competitor for many years and look forward to applying their excellence in managing gross margins and advertising expenses to our existing business.  We believe the transaction represents an attractive purchase valuation as compared to anticipated 2005 results.  With accretive benefits believed likely for fiscal 2005, DreamTimeBaby represents an excellent first installment of our previously announced acquisition program.”

     About BabyUniverse, Inc.

     BabyUniverse (http://www.babyuniverse.com) is a leading online retailer of brand name baby, toddler and maternity products in the United States offering over 33,500 products from over 450 manufacturers.

     Special Note Regarding Forward-Looking Statements

     This press release contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. You are advised to consult further disclosures we may make on related subjects in our future filings with the Securities and Exchange Commission.

     In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology.  These statements are only predictions.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

SOURCE BabyUniverse, Inc.
Web Site: http://www.BabyUniverse.com
Contact: Robert Brown, Chief Financial Officer
                        (954) 771-5160 (ext. 216)